Exhibit 99.1

AmeriGas Elects Roger Perreault and Hugh J. Gallagher to its Board of Directors

September 25, 2018

VALLEY FORGE, Pa., September 25 – The Board of Directors of AmeriGas Propane, Inc. (“AmeriGas”), general partner of AmeriGas Partners, L.P. (NYSE: APU), announced today that Roger Perreault and Hugh J. Gallagher have been elected as directors of AmeriGas Propane, Inc., effective October 1, 2018.

As previously announced, Mr. Perreault has been appointed to the newly created position of Executive Vice President, Global LPG of UGI Corporation, effective October 1, 2018. In this role, Mr. Perreault will be responsible for UGI Corporation’s LPG distribution businesses, conducted through AmeriGas Propane, L.P. and UGI International, LLC and their subsidiaries. Mr. Perreault will also continue to serve as President of UGI International, LLC, a position he has held since November 2015. Prior to joining UGI, Mr. Perreault spent 21 years with Air Liquide, serving in various leadership positions, including in a global role as President, Large Industries, and prior to that, in a role with responsibility for Air Liquide’s North American large industries business.

Also, as previously announced, Mr. Gallagher was named President and Chief Executive Officer of AmeriGas, effective September 18, 2018. Prior to that, he served as Vice President – Finance and Chief Financial Officer of AmeriGas since May 2013. Since joining UGI Corporation in 1990, Mr. Gallagher has served both UGI Corporation and AmeriGas in various finance, accounting and operations roles, including Treasurer, Director of Treasury Services and Investor Relations and Director, Business Development.

John L. Walsh, Chairman of the Board of AmeriGas, and President and Chief Executive Officer of UGI Corporation, the parent of AmeriGas, said, “We are excited to welcome both Roger and Hugh to our Board of Directors. Both men have extensive knowledge of the LPG industry, and AmeriGas will certainly benefit from their leadership, experience and perspectives.”

About AmeriGas

AmeriGas is the nation’s largest retail propane marketer, serving over 1.8 million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

CONTACT INVESTOR RELATIONS

Brendan Heck 610-456-6608	Shelly Oates 610-992-3202